EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015

Willimantic, Connecticut — July 22, 2015. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.0 million, or $0.08 diluted earnings per share, for the quarter ended June 30, 2015 versus $914,000, or $0.07 diluted earnings per share, for the quarter ended June 30, 2014. The Company reported net income of $1.9 million, or $0.16 diluted earnings per share, for the six months ended June 30, 2015 compared to net income of $1.8 million, or $0.15 diluted earnings per share, for the six months ended June 30, 2014.

Net interest income increased $42,000 to $9.6 million and decreased $522,000 to $19.1 million for the three and six months ended June 30, 2015, respectively, as compared to the same periods in 2014. Lower net interest income for the six months ended June 30, 2015 was primarily due to lower rates on securities and loans versus the comparable period in 2014.

The provision for loan losses decreased $55,000 and $150,000 for the three and six months ended June 30, 2015, respectively, as a result of reductions in loan charge-offs and reserves for impaired loans compared to the same periods in 2014. In addition, commercial loans outstanding increased as a result of a $52.3 million purchase of SBA guaranteed loans in April 2015 that do not require a valuation allowance as such loans are fully guaranteed by the U.S. government. At June 30, 2015, nonperforming loans increased to $5.9 million, compared to $5.5 million at June 30, 2014, resulting from increases in nonperforming commercial business loans and multi-family and commercial loans of $390,000 and $261,000, respectively, offset by a decrease in nonperforming residential mortgage loans of $231,000. Net loan charge-offs were $5,000 and $55,000 for the three and six months ended June 30, 2015, respectively, compared to $222,000 and $316,000 for the three and six months ended June 30, 2014, respectively.

Noninterest income increased $148,000 to $2.6 million for the three months ended June 30, 2015, and decreased $287,000 to $4.9 million for the six months ended June 30, 2015, versus the comparable periods in the prior year. Other noninterest income increased $144,000 for the three months ended June 30, 2015, compared to the same period in 2014, primarily as a result of income from the debit card utilization incentive program and rental income from office space at the Newport branch location. Other noninterest income decreased $145,000 for the six months ended June 30, 2015 compared to the same period in 2014. Higher other noninterest income for the six months ended June 30, 2014 was primarily due to a reimbursement of $250,000 in legal fees and other foreclosure expenses. Service fees decreased $93,000 and $163,000 for the three and six months ended June 30, 2015, respectively, compared to the same periods in the prior year, as a result of a reduction in overdraft privilege fees. The increase in the net gains from the sale of available for sale securities of $103,000 and $68,000 for the three and six months ended June 30, 2015, respectively, compared to the three and six months ended June 30, 2014, partially offset decreases in service fees.

Noninterest expenses increased $69,000 for the three months ended June 30, 2015 and decreased $824,000 for the six months ended June 30, 2015, compared to the same periods in 2014. Other noninterest expense declined $102,000 and $442,000 for the three and six months ended June 30, 2015, respectively. Higher other noninterest expenses for the first half of 2014 included fraudulent debit card transactions of $245,000, impairment of small business investment companies totaling $175,000, and prepayment penalties totaling $75,000 for the early extinguishment of certain Federal Home Loan Bank borrowings. Salaries and employee benefits increased $98,000 for the three months ended June 30, 2015, and decreased $158,000 for the six months ended June 30, 2015, compared to the same periods in 2014, resulting from a reduction in staffing levels year-over-year. The Bank’s conversion to a state-chartered financial institution effective in December 2014 contributed to the decrease of $53,000 and $157,000 in the regulatory assessment for the three and six months ended June 30, 2015, respectively. Decreased occupancy and equipment expense of $71,000 and $125,000 for the three and six months ended June 30, 2015, respectively, versus comparable periods in 2014, is a result of reconfiguring and optimizing telephone and data services. Lower noninterest expenses were partially offset by increases of $145,000 and $90,000 in computer and electronic banking services for the three and six months ended June 30, 2015, respectively, resulting from the implementation of an enhanced mobile banking platform.

Total assets increased $58.8 million, or 4.4%, to $1.41 billion at June 30, 2015, principally due to increases of $55.9 million in net loans receivable and $3.6 million in Federal Reserve Bank stock, offset by a decrease of $2.2 million in available for sale securities. The higher balance of net loans receivable reflects increases in SBA and USDA guaranteed loans of $41.8 million, construction loans of $6.0 million and multi-family and commercial real estate loans of $4.3 million. Residential and commercial real estate loan originations increased $22.6 million and $9.8 million, respectively, during the first half of 2015 compared to the same period in 2014, offset by a decrease in consumer loan originations of $4.4 million.

Total liabilities increased $63.9 million, or 5.4%, to $1.26 billion at June 30, 2015 compared to $1.19 billion at December 31, 2014. Deposits increased $19.4 million, or 1.9%, at June 30, 2015, which included increases in NOW and money market accounts of $25.9 million, noninterest-bearing demand deposits of $4.9 million and certificates of deposit of $4.4 million, partially offset by a decrease in savings accounts of $15.9 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings increased $43.9 million from $156.5 million at December 31, 2014 to $200.4 million at June 30, 2015, resulting from the need to fund increased commercial lending for the $52.3 million purchase of SBA guaranteed loans in April 2015.

Total shareholders' equity decreased $5.1 million from $157.7 million at December 31, 2014 to $152.6 million at June 30, 2015. The decrease in shareholders' equity was attributable to the repurchase of common shares totaling $10.2 million and dividends of $973,000, offset by the exercise of stock options of $3.3 million and net income of $1.9 million. At June 30, 2015, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We are pleased to announce improved earnings for the quarter.  We continue to focus on controlling costs and identifying areas of cost reduction that will positively impact future periods.  Additionally, growth in both loans and deposits reflects our ability to serve our customers in the markets we operate,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(In Thousands / Unaudited)	2015	2014

ASSETS
Noninterest-bearing cash and due from banks	$16,693	$18,965
Interest-bearing cash and cash equivalents	22,892	20,286
Securities	185,386	183,373
Loans held for sale	1,240	747
Loans receivable, net	1,100,772	1,044,864
Bank-owned life insurance	21,609	21,306
Premises and equipment, net	22,130	21,711
Intangible assets	18,396	18,697
Deferred tax asset	7,861	8,048
Other real estate owned, net	1,420	1,271
Other assets	10,950	11,265
Total assets	$1,409,349	$1,350,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,030,128	$1,010,713
Borrowings	200,441	156,525
Other liabilities	26,159	25,556
Total liabilities	1,256,728	1,192,794

Shareholders' equity	152,621	157,739
Total liabilities and shareholders' equity	$1,409,349	$1,350,533

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands / Unaudited)	2015	2014	2015	2014

Interest and dividend income	$11,790	$11,683	$23,260	$23,754
Interest expense	2,145	2,080	4,192	4,164
Net interest income	9,645	9,603	19,068	19,590

Provision for loan losses	360	415	695	845
Net interest income after provision for loan losses	9,285	9,188	18,373	18,745

Noninterest income	2,610	2,462	4,947	5,234
Noninterest expenses	10,406	10,337	20,467	21,291
Income before income taxes	1,489	1,313	2,853	2,688

Income tax provision	484	399	927	868
Net income	$1,005	$914	$1,926	$1,820

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2015	2014	2015	2014

Earnings per share:
Basic	$0.08	$0.07	$0.16	$0.15
Diluted	$0.08	$0.07	$0.16	$0.15

Weighted average shares outstanding:
Basic	12,006,510	12,341,727	12,160,268	12,318,604
Diluted	12,031,613	12,387,433	12,192,140	12,365,583

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2015	2014	2015	2014

Selected Performance Ratios:
Return on average assets (1)	0.29%	0.27%	0.28%	0.27%
Return on average equity (1)	2.60	2.35	2.48	2.36
Interest rate spread	2.84	2.90	2.87	2.99
Net interest margin	2.98	3.04	3.00	3.13
Efficiency ratio (2)	85.84	85.88	85.70	85.99

Asset Quality Ratios:
Allowance for loan losses			$8,437	$7,445
Allowance for loan losses as a percent of total loans (3)			0.76%	0.71%
Allowance for loan losses as a percent of nonperforming loans			143.07	135.88
Nonperforming loans			$5,897	$5,479
Nonperforming loans as a percent of total loans (3)			0.53%	0.52%
Nonperforming assets (4)			$7,317	$7,143
Nonperforming assets as a percent of total assets			0.52%	0.53%

Per Share Data:
Book value per share			$12.48	$12.15
Less: Intangible assets per share(5)			(1.50)	(1.48)
Tangible book value per share (5)			10.98	10.67
Dividends declared per share			$0.08	$0.06

(1) Ratios for the three and six months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $18.4 million and $19.0 million at June 30, 2015 and 2014, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514